EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report of Form 10K (File No. 333-26634) of (Lamy) of our report, dated August 31, 2023, on our audit of the financial statements of Lamy for period of May 31, 2023. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ Bolko & Company
Boca Raton, Florida
August 31, 2023